Exhibit 10.8

EXECUTION VERSION

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (the “Agreement”) is made as of the 19th day of April 2024, by and between 55 Walkers Brook Drive Owner LLC, a Delaware limited liability company, with an address c/o JOSS Realty Partners B LLC, 650 Fifth Avenue, Suite 2400, New York, New York 10019 (the “Borrower”), and Rockland Trust Company (successor in interest by merger to East Boston Savings Bank), with an address of 100 Front Street, 7th Floor, Worcester, Massachusetts 01608 (the “Lender”). This Agreement amends and restates in its entirety, effective as of the date hereof, that certain Loan Agreement dated as of December 20, 2018 (the “Original Agreement”), by and between Lender and Borrower.

In consideration of the mutual covenants contained herein and benefits to be derived herefrom, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby agree to the following terms and conditions:

ARTICLE I.

ESTABLISHMENT OF LOAN ARRANGEMENT

1.1 Certain Definitions. In addition to other terms defined herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Anti-Terrorism Laws” means any laws related to terrorism or money laundering, including Executive Order 13224 and the USA Patriot Act, and any regulations promulgated under either of them.

“Appraisal” the most recent MAI appraisal which has been prepared by an appraiser selected by Lender for the Mortgaged Premises.

“Assignments of Leases and Rents” shall mean the Amended and Restated Assignment of Leases and Rents by Borrower in favor of the Lender as of the date hereof, pursuant to which the Borrower assigns all leases, now existing or hereafter executed, of all or any portion of the Mortgaged Premises, and the rents, issues, profits and accounts thereunder, as the same may be further, amended, restated or otherwise modified from time to time.

“Assignment of Contracts” shall mean, the Amended and Restated Collateral Assignment of Contracts, Licenses and Permits granted by Borrower to the Lender with respect to the Mortgaged Premises dated of even date herewith, pursuant to which the Borrower assigns all right, title and interest in any and all required permits, plans, licenses, approvals, contracts, agreements, guarantees and warranties relating to the Mortgaged Premises, as the same may be further, amended, restated or otherwise modified from time to time.

“Closing Date” shall mean the date hereof.

“Collateral” shall mean all or any portion of the real and personal property of the Borrower, including without limitation, all accounts, inventory, equipment, general intangibles, rent, income, accounts and profit, and proceeds thereof, now or hereafter given to Lender to secure the Loan and the Liabilities all as more particularly described in the Security Documents.

“Excess Cash Flow” shall mean, for any given month, an amount equal to Net Operating Income for such month, less Permitted Distributions actually made in such month which are permitted pursuant to Section 5.8 hereof.

“Guaranty” shall mean, that certain Amended and Restated Nonrecourse Carve-Out Guaranty dated of even date herewith, by Guarantor in favor of Lender, as may be further amended, restated or otherwise modified from time to time.

“Guarantor” shall mean, Lawrence Botel, individually.

“Hazardous Materials Indemnity Agreement” shall mean that certain Amended and Restated Hazardous Materials Indemnity Agreement by the Borrower and Guarantor in favor of the Lender with respect to, inter alia, the unlawful presence of oil or hazardous materials in, at or on the Mortgaged Premises, as may be further amended, restated or otherwise modified from time to time.

“Joss Member” shall mean 55 Walkers Brook Drive Member LLC, a Delaware limited liability company.

“Lender Consent Agreement” shall mean that certain Lender Consent Agreement, dated as of December 20, 2018 by and among Lender, Borrower, Venture, the Joss Member and MSC - 55 Walkers Brook HoldCo, LLC, a Delaware limited liability company (“MSC”), as amended by that certain Lender Acknowledgement executed by Lender on or about the date hereof in connection with an amendment to Venture’s operating agreement, as the same may be further amended, restated or otherwise modified from time to time.

“Lender’s Title Insurance Policy” shall mean the title insurance policy issued by the Title Insurer insuring the validity and lien priority of the Mortgage as endorsed to and including the date hereof with such other endorsements as may be requested and reasonably acceptable to Lender.

“Liabilities” shall have the same meaning given to such term in the Mortgage.

“Loan Documents” shall mean this Agreement, the Notes and all other documents evidencing and securing the Loan, including, without limitation, the Security Documents, the Lender Consent Agreement and each and every other document now existing or hereafter entered into related to the Loan all as the same may hereafter be amended with the consent of Lender (each a “Loan Document”).

“Loan” shall mean, collectively, the loan evidenced the Loan A Note in the principal amount of up to Twenty Million Two Hundred Forty Thousand Six Hundred Twenty-Two and 38/100 Dollars ($20, 240,622.38) (“Loan A”) and the loan evidenced by the Loan B Note in the principal amount of up to One Million and 00/100 Dollars ($1,000,000.00) (“Loan B”).

“Loan A Note” shall mean the Promissory Note dated December 20, 2018 in the original principal amount of $20,962,500 as amended and restated by the Amended and Restated Promissory Note of even date herewith in the original principal amount of $20,240,622.38 made payable by the Borrower to the Lender, and any extensions, renewals, modifications, amendments or replacements thereof.

“Loan B Note” shall mean the Promissory Note of even date herewith in the original principal amount of up to $1,000,000.00 made payable by the Borrower to the Lender, and any extensions, renewals, modifications, amendments or replacements thereof.

“Material Adverse Change” shall mean (a) a material adverse change in, or a material adverse effect on, the operations, business, properties or financial condition of the Borrower; or (b) a material adverse impairment of or effect upon the legality, validity, binding effect or enforceability against Borrower of any Loan Document to which it is a party.

“Maturity Date” shall mean April 19, 2027.

“Mortgage” shall mean the Amended and Restated Mortgage and Security Agreement by Borrower in favor of Lender affecting the Mortgaged Premises of even date herewith given to secure, inter alia, payment of the Notes and each of the Liabilities, and any extensions, renewals, modifications or replacements thereof with respect to the Premises, with the improvements now or hereafter thereon.

“Net Operating Income” shall mean, the income from tenants occupying space and paying rent at the Mortgaged Premises after deduction of all actual operating expenses of the Mortgaged Premises, calculated on a trailing twelve (12) month basis; including, without limitation, if applicable, real estate taxes, insurance, management and all other costs of operations, maintenance and replacements, and excluding from such calculation non-recurring or non-property specific expenses (each of the foregoing to be determined by Lender in its sole reasonable discretion), depreciation, amortization, interest and the costs of capital improvements.

“Notes” shall mean, together, the Loan A Note and the Loan B Note.

“Permitted Distributions” means cash distributions from Borrower to Venture in amounts necessary to pay the Minimum Dividend and MSC Management Fee, as such terms are defined in Venture’s operating agreement in effect as of the date hereof, provided that any such distribution is not made following an Event of Default hereunder.

“Permitted Encumbrances” shall mean, collectively, (i) the liens and encumbrances, if any, listed on Lender’s Title Insurance Policy issued by the Title Company, (ii) real estate taxes and assessments with respect to the Mortgaged Premises which are not yet due and payable and not then delinquent or the validity of which is being contested by Borrower in good faith by appropriate proceedings, (iii) liens created or contemplated by the Loan Documents, (iv) the Leases, and (v) subsequent encumbrances reasonably approved by Lender in writing and encroachments and any other matters shown on the Survey.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

“Pledge Agreements” shall mean, together, that certain Amended and Restated Pledge and Security Agreement — Reserve Account, dated of even date herewith, by Borrower in favor of Lender, governing the funding and maintenance of the Reserve Account, as may be amended, restated or otherwise modified from time to time (the “Pledge Agreement – Reserve Account”) and that certain Pledge Agreement – Sweep Account, dated of even date herewith, by Borrower in favor of Lender, governing the funding and maintenance of the Sweep Account, as may be amended, restated or otherwise modified from time to time (the “Pledge Agreement – Sweep Account”).

“Premises” or “Mortgaged Premises” shall mean the land with the buildings and improvements now or hereafter thereon located at 55 Walkers Brook Drive, Reading, Massachusetts, all as more particularly described in Exhibit A to the Mortgage.

“Prohibited Person” means (a) a Person subject to the provisions of Executive Order 13224; (b) a Person owned or controlled by, or acting for or on behalf of, another Person that is subject to the provisions of Executive Order 13224; (c) a Person with whom Borrower or any lender is prohibited from dealing by any of the Anti-Terrorism Laws; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (e) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control at its official website or at any replacement website or other replacement publication of such list; or (f) a Person who is an Affiliate of any Person described in clauses (a) through (e) above.

“Project” shall mean the Tenant Improvements associated with the TI/LC Approved Leases.

“Reserve Account” shall mean, Borrower’s deposit account with Lender that shall be established on the Closing Date pursuant to Section 2.6, funded by the Borrower on the Closing Date in the amount of $2,187,870.39, and to be maintained and disbursed all in accordance with the provisions of the Loan Agreement and the Pledge Agreement – Reserve Account.

“Security Documents” shall mean all those documents now or hereafter existing securing the Loan, and any modifications or replacements thereof, including, without limitation, the following documents: the Mortgage, Assignment of Leases and Rents, Assignment of Contracts, Assignment of Post-Closing Agreement, the Pledge Agreements, Hazardous Materials Indemnity Agreement, UCC-1 Financing Statement, the Guaranty and any other assignments to the Lender of any and all construction, architectural and other contracts, including, without limitation, plans and specifications, surveys, agreements with soil engineers, mechanical and structural engineers, architects and other service contractors, licenses, permits (including, without limitation, requisite building permits) and other governmental approvals associated with the Mortgaged Premises, such assignments to secure the Liabilities and to be operative in the event of any Event of Default hereunder.

“Survey” shall mean that certain survey entitled “Office Building-Reading, 55 Walkers Brook Drive, Reading, Middlesex and Massachusetts” dated December 20, 2018, and prepared by Stephen E. Stapinski, RLS, of Merrimack Engineering Services, in form and content reasonably satisfactory to Lender.

“Sweep Account” shall mean Borrower’s deposit account with Lender established pursuant to Section 5.13, to be established not later than April 19, 2026 and funded monthly on that date and the same day of each month thereafter with Excess Cash Flow, to be maintained and disbursed in accordance with the provisions of the Loan Agreement and the Pledge Agreement – Sweep Account.

“Tenant Improvement Advance” shall mean an advance of funds out of, as applicable, the Reserve Account, the Sweep Account, or proceeds of Loan B, to be applied towards Tenant Improvements and Leasing Commissions for TI/LC Approved Leases in accordance with the Budget.

“Tenant Improvements and Leasing Commissions” shall mean the preparation or improvement of space in the Premises for occupancy by tenants under the TI/LC Approved Leases consistent with plans and specifications and construction contract(s) approved by Lender in its discretion (the “Tenant Improvements”), together with leasing commissions for the TI/LC Approved Leases (the “Leasing Commissions”).

“Term” shall mean, the period commencing upon the date hereof and terminating upon the Maturity Date.

“TI/LC Approved Leases” shall mean the following leases (i) AssuredPartners Northeast, LLC, (ii) Nuvia MSO LLC, (iii) Mediterranean Shipping Company (USA), Inc., and (iv) such other additional leases, not yet in effect as of the date hereof, approved by Lender in its sole discretion.

“Title Insurer” shall mean Stewart Title Insurance Company.

“Venture” shall mean 55 Walkers Brook Drive Venture LLC, a Delaware limited liability company.

1.2 Establishment of Loan Arrangement. Subject to the Borrower’s compliance with the terms and conditions hereinafter set forth, the Lender hereby agrees to establish the Loan which shall be advanced by the Lender as herein provided and shall be repaid with interest by the Borrower from time to time in accordance with the Note. This Agreement hereby sets forth the terms and conditions governing Lender’s obligation to make the Loan and shall serve as the continuing agreement of the Borrower and the Lender with respect to the Loan.

1.3 Purpose of and Limitation on Loan. The proceeds of Loan A were used by the Borrower for the acquisition of the Mortgaged Premises and for closing costs and fees related to Loan A. The proceeds of Loan B shall be used by the Borrower to finance a portion of costs of Tenant Improvements and Leasing Commissions. Under no circumstance shall Borrower use any Loan proceeds to pay off any loan facility held by any affiliate of Lender so as to cause Lender or such affiliate to violate any provision of 12 CFR Part 223 (Regulation W).

1.4 The Notes. The Loan and the terms of repayment thereof, including the rate of interest, shall be evidenced by the Notes and also may be evidenced by the books and records of the Lender. All amounts at any time payable in respect of this Agreement or the Notes shall be secured by the Collateral given to secure the Loan regardless of whether the total amount thereof exceeds the face amount of the Notes. In the event either of the Notes are lost, destroyed, or mutilated at any time prior to the payment in full of the obligations thereunder, the Borrower, upon receipt of an affidavit of lost, destroyed or mutilated affidavit and a reasonably acceptable indemnity from the respective payee thereof, shall execute upon demand a new note in the exact form and substance of the Note so lost, destroyed or mutilated. The Notes shall not be necessary to establish the indebtedness of the Borrower to the Lender on account of the Loan. The Notes shall have a maturity date of the Maturity Date.

ARTICLE II.

CLOSING CONDITIONS

2.1 Loan Closing. Prior to Closing Date, all requirements of Sections 2.2 through 2.7, inclusive, shall have been satisfied in full.

2.2 Delivery of Instruments. The Borrower will deliver, or cause to be delivered, to the Lender the following documents, duly executed by the parties thereto, as applicable, and in form and substance satisfactory to the Lender on the Closing Date:

(a) The Notes and this Agreement;

(b) The Mortgage, the Assignment of Leases and Rents, the Assignment of Contracts, the Hazardous Materials Indemnity Agreement, the Pledge Agreements, the Guaranty, the UCC-1 Financing Statement(s) and any other Security Documents;

(c) Opinions of counsel for the Borrower addressed to the Lender in form and content reasonably acceptable to Lender’s counsel regarding (i) due authority and existence of the Borrower and (ii) enforceability of the Loan Documents;

(d) The Lender’s Title Insurance Policy in an amount equal to the Loan (containing coverages and exceptions approved by the Lender and its counsel);

(e) The Survey accompanied by a Survey Affidavit of No Change;

(f) Evidence of insurance covering liability, fire and other hazards satisfactory to the Lender, as more fully described in the Mortgage;

(g) The final plans and specifications for the Project (the “Plans and Specifications”) with respect to those TI/LC Approved Leases in existence as of the Closing Date;

(h) The final itemized budget for the Project attached hereto as Exhibit B (the “Budget”) together with a schedule of disbursements of Budget costs (the “Disbursement Schedule”);

(i) All permits, licenses and approvals from all governmental authorities having jurisdiction over the Project or the Premises to the extent required to complete the Project (collectively, the “Permits and Approvals”) with respect to those TI/LC Approved Leases in existence as of the Closing Date;

(j) AIA construction contracts for the Tenant Improvements for each TI/LC Approved Lease in existence as of the Closing Date;

(k) An updated rent roll for the Mortgaged Premises together with true and correct copies of all leases affecting the Mortgaged Premises; and

(l) Such other agreements, certificates, opinions or instruments as the Lender reasonably may request to satisfy the terms and conditions of the Loan Documents, to effectuate the provisions of this Agreement, and to establish, protect or perfect the interests of the Lender in any Collateral granted to secure the payment and performance of the Liabilities.

2.3 No Event of Default. No event shall have occurred, or failed to occur, which occurrence or failure is, or which, with the passage of time or the giving of notice (or both), would constitute an Event of Default (as defined herein), whether or not the Lender has exercised any of its rights upon such occurrence.

2.4 Compliance. The Borrower shall have satisfied in all material respects the various terms and conditions of the Lender, performance of which prior to the date hereof is contemplated thereby. To the extent that any requirements of the Lender are not by their terms required to be satisfied on or before the date hereof or to the extent that the performance of any provision thereof is waived as a condition precedent to the consummation of the Loan, all such provisions shall be incorporated herein by reference as if set forth in full in this Agreement.

2.5 No Adverse Change. No Material Adverse Change shall have occurred, from the date the Borrower applied to the Lender for the Loan.

2.6 Reserve Account. On the Closing Date, Borrower shall establish the Reserve Account and fund the Reserve Account in the amount of $2,187,870.39 in accordance with the terms and conditions of the Pledge Agreement. All amounts in the Reserve Account shall bear interest at the Lender’s standard rates for deposit accounts from time to time and shall stand as additional collateral for repayment of the Loan.

2.7 Commitment Fees. Upon execution hereof, the Borrower shall pay the Lender a commitment fee of $53,254.00 together with all such other fees and expenses identified in a loan accounting and disbursement authorization agreement dated as of the date hereof.

ARTICLE III.

DISBURSEMENT PROCEDURES

3.1 Loan Proceeds.

(a) The proceeds of Loan A were advanced on December 20, 2018 pursuant to the terms of the Original Agreement.

(b) The proceeds of Loan B will be advanced from time to time by Lender following satisfaction of all conditions of the Initial Loan B Tenant Improvement Advance following requisition pursuant to the conditions for Tenant Improvement Advances.

(c) Under no circumstance shall Borrower use any Loan proceeds to pay off any loan facility held by any affiliate of Lender so as to cause Lender or such affiliate to violate any provision of 12 CFR Part 223 (Regulation W).

3.2 Disbursement of Tenant Improvement Advances. As a condition to the Borrower’s right to receive Tenant Improvement Advances out of the funds held in the Reserve Account, the funds held in the Sweep Account or the proceeds of Loan B in connection with one or more TI/LC Approved Leases, the Borrower shall have submitted to the Lender, and the Lender shall have approved, one or more Requests for Advances (as hereinafter defined) pursuant to Section 3.4, together with evidence reasonably satisfactory to Lender and its construction consultant that:

(a) that the portion of the Tenant Improvement Advance to be allocated to Tenant Improvements completed as of the date of submission of the applicable Request for Advance has been completed in a good and workmanlike manner and without material defects with all materials and fixtures furnished as of the date of such submission having been installed, and all of such work having been conducted, in each case, in material compliance with all applicable legal requirements, along with invoices in reasonable detail showing the actual cost of such completed work and receipt of any required lien waivers,

(b) that the portion of the Tenant Improvement Advance to be allocated to Leasing Commissions has been paid or will be paid using the funds of such Tenant Improvement Advance in connection with a TI/LC Approved Lease; it being acknowledged and agreed that on or prior to Closing Date the Borrower funded certain Tenant Improvements and Leasing Commissions for TI/LC Approved Leases (collectively, the “Pre-Closing TI/LC Funded Amount”), and that upon Borrower’s submission of a Request for Advance out of the Reserve Account with respect to the Pre-Closing TI/LC Funded Amount promptly following the Closing Date the Lender shall cause a Tenant Improvement Advance in an amount equal to the sum of such Closing Costs and Pre-Closing TI/LC Funded Amount to Borrower subject to the requisition process described herein;

(c) that no default or event of default has occurred under any of the TI/LC Approved Leases,

(d) there are no new matters of record since the date of the Lender’s Title Insurance Policy and the entire amount of the Loan advanced to date is insured pursuant thereto, evidenced by a certified title report from the Title Insurer and/or an endorsement to the Lender’s Title Insurance Policy, to Lender’s reasonable satisfaction,

(e) during periods of construction, evidence that the Borrower carries and maintains, or the general contractor carries and maintains, a full builder’s all risk insurance policy coverage, completed value non-reporting form, affording protection against such risks and with such insurance companies as the Lender may require, such builder’s risk insurance to be payable in case of loss to Lender as mortgagee (as its interest may appear) and be maintained in such amounts as to equal the full replacement value of the Premises,

(f) all documents delivered pursuant to Section 2.2 hereof or in relation to other Requests for Advances remain in full force and effect and not amended or modified except as otherwise approved in writing by Lender, and

(g) the Request for Advance is consistent with the Plans and Specifications, the Budget, the Disbursement Schedule, Permits and Approvals, and all agreements with the contractor(s) and architect and that the funds available in the Reserve Account and the unadvanced funds of Loan B remain sufficient to complete the Project pursuant to the Budget. In the event the funds available in the Reserve Account and the unadvanced funds of Loan B at and any time or from time to time, in Lender’s reasonable determination, not sufficient to complete the Project pursuant to the Budget, Borrower shall deposit, or cause to be deposited, into the Reserve Account a cash equity contribution sufficient to cover any such deficiency.

Lender may deduct from all Requests for Advances amounts of retainage in accordance with the construction contract(s), inspection fees, title fees or other costs and expenses incurred by Lender in the review of the Request for Advance.

3.3 Initial Loan B Tenant Improvement Advance. Prior to the first advance of Loan B proceeds for application to Tenant Improvements and Leasing Commissions (the “Initial Loan B Tenant Improvement Advance”) Borrower shall have delivered, or cause to be delivered, the following documents, duly executed by the parties thereto, as applicable, and in form and substance reasonably satisfactory to the Lender, and complied with the following conditions:

(a) Tenant estoppel certificates and subordination, non-disturbance and attornment agreements, each in form and content reasonably acceptable to Lender, from the tenants of each of the TI/LC Approved Leases and from Weston & Sampson Engineers, Inc. and all such leases are in full force and effect without the occurrence of default or event of default,

(b) All Permits and Approvals for any portion of the Project relating to TI/LC Approved Leases approved after the Closing Date;

(c) AIA construction contracts for the Tenant Improvements for each TI/LC Approved Lease approved after the Closing Date;

(d) The Plans and Specifications for any portion of the Project relating to TI/LC Approved Leases approved after the Closing Date; and

(e) The Reserve Account shall have been fully funded and fully depleted for application of funds to Tenant Improvements and Leasing Commissions, and the amount of Loan B available for draw shall be sufficient to pay for the balance of the Budget not yet paid.

3.4 Requests for Tenant Improvement Advances. Subject to satisfaction of the terms and conditions of Section 3.2, Lender has agreed to disburse to Borrower the funds held in the Reserve Account, the funds held in the Sweep Account or the proceeds of Loan B in connection with each request by Borrower for the disbursement thereof. Borrower shall submit to Lender a notice in substantially the form attached hereto as Exhibit A (together with any required supporting documentation, a “Request for Advance”), which shall be submitted not less than ten (10) business days prior to the date on which Borrower desires disbursement of such funds specifying the aggregate amount of funds to be advanced. Each Request for Advance shall be certified by Borrower and Borrower’s submission of a Request for Advance shall constitute Borrower’s representation and warranty to Lender that, to the best of Borrower’s knowledge, (a) each of the representations and warranties of Borrower and Guarantor contained in this Agreement and the other Loan Documents are true in all material respects as of the date of submission (except as otherwise set forth in the Request for Advance), and (b) as of the date of submission of the Request for Advance, no Event of Default has occurred nor has there occurred any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

3.5 Advances as Indebtedness. At the time of any advance made under the Notes or under this Agreement, the Borrower shall immediately become indebted to the Lender for the full amount of such advance as of the date of such advance and such advance shall be deemed a Liability for purposes hereof. All such Liabilities shall be repayable, with interest at the Interest Rate (as defined in the Notes). No payment under this Agreement shall be conclusive evidence of the performance of its terms by the Borrower in whole or in part.

3.6 Discretionary Advances. Upon the occurrence of any Event of Default, the Lender may make any payment required to be made hereunder by the Borrower without thereby waiving the right to demand payment of the unpaid principal of and all accrued interest on the Notes, without becoming liable to make any other or further payment, and without affecting the validity of the Notes, the Mortgage or other Loan Documents or the security for the Loan. All sums so expended shall be secured by the Mortgage and all other Security Documents which secure the Note, regardless of whether the total amount thereof, together with all other advances made by the Lender, exceeds the face amount of the Notes.

3.7 Lender’s Obligation to Advance. Without limiting any of the foregoing or any other provisions hereof, the Borrower hereby further agrees that the Lender shall not be required to advance any sums under this Agreement (whether from loan proceeds, out of funds held in the Reserve Account or the Sweep Account, or otherwise) if: (i) at any time the Borrower shall fail to discharge any encumbrances of record which are not Permitted Encumbrances as required by the Lender (or bond over to the satisfaction of the Lender); (ii) at any time the Borrower shall fail to pay sums due or claimed to be due for labor or material furnished (except to the extent advances are to be used to make such payments) or if at any time there shall be any recorded statements of mechanics’ or materialmen’s liens on the Premises, or any part thereof unless discharged or is being contested in good faith by Borrower and for which Borrower has set aside adequate reserves held by Lender and pledged as additional Collateral (except to the extent advances are to be used to make such payments); (iii) if any material covenants or restrictions on the Premises shall be violated; (iv) if the applicable building or zoning laws shall not be complied; (v) if any attachment shall be made by trustee process or otherwise of the Borrower’s (or its affiliates) or Guarantor’s funds in the hands of the Lender; (vi) if any materials shall be used in or for the Tenant Improvements which shall be purchased on conditional sale or lease, whether the same be recorded; (vii) if there shall be a substantial, partial, or total loss or damage by fire or other casualty to any portion of the Mortgaged Premises and the insurance proceeds plus the unfunded portion of the Loan are not sufficient to complete the Tenant Improvements and Borrower fails to deposit the shortfall, if any, with Lender; (viii) if an Event of Default has occurred under any Loan Document, (ix) if there are any legal actions or other legal or administrative proceedings pending or threatened in writing which could materially adversely affect Borrower, the Premises; or (x) if representations or warranties made by Borrower prior to any advance are untrue or incorrect in any material respect as reasonably determined by the Lender. The making of any Tenant Improvement Advance, or any part thereof shall not be deemed to be approval or acceptance by Lender of the work theretofore done or of materials or fixtures theretofore furnished.

3.8 Condition of Premises. The Lender shall have a reasonable time after its receipt of any Request for Advance (not to exceed ten (10) days) to cause the condition of the Tenant Improvements to be examined by the Lender or its third party designee. The Lender and any of its third party designees shall have full access to the Tenant Improvements, and all reports and analyses related thereto, subject to the rights of tenants under their leases and during normal business hours. Borrower shall have the right to accompany Lender or its third party designee during Lender’s access to the Tenant Improvements. Each such inspection shall be subject to a $400 fee together with any costs or expenses incurred by Lender in relation to such inspection.

3.9 Other Advances. In addition to the items requisitioned by the Borrower, the Lender at any time and from time to time shall have the option to make payments from the Loan or from funds held in the Reserve Account or the Sweep Account for the following purposes:

(a) To pay, as provided in this Agreement, any reasonable expenses incurred in connection with the examination and inspection and periodic updates of the title pursuant to the terms hereof and the condition of the Premises and any survey, Appraisal or inspection fees and reasonable fees and disbursements of attorneys and engineers, whereupon the Borrower will be given notice of such advance;

(b) To pay any sums not paid when due for taxes, water charges and other municipal charges and assessments and for insurance premiums in respect of the Mortgaged Premises;

(c) Subject to the Borrower’s right to contest as set forth elsewhere herein, to discharge or release attachments and other involuntary encumbrances on the Premises not bonded against, or, if not paid when due or if in default, to pay, in whole or in part, any other voluntary liens on the Premises and materials, fixtures or other items stored or to be stored thereon, or any personal property used or to be used thereon or in connection with the operation thereof;

(d) To pay any and all reasonable expenses incurred by the Lender in connection with the enforcement or exercise of the rights and remedies of the Lender hereunder or under any other Loan Document, including, without limitation, the expenses provided for in Section 7.6 hereof;

(e) To pay interest on the Notes as such interest becomes due and payable (to the extent not paid when due beyond any applicable grace periods by the Borrower) without thereby waiving any Event of Default on account thereof; and

(f) To pay any fees payable to or by the Lender or to or in connection with the Loans or any Liability of the Borrower to the Lender, in each case when due, under the provisions of any Loan Document.

ARTICLE IV.

BORROWER’S REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to advance the proceeds of the Loan, in addition to the covenants, warranties and representations made in the Mortgage and elsewhere in this Agreement, the Borrower hereby further represents and warrants as follows:

4.1 Legal Existence. The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware and is qualified to do business in the Commonwealth of Massachusetts. The Borrower shall maintain its existence as a limited liability company in good standing with the State of Delaware. The Borrower has adequate power and authority and full legal right to own, sell or to hold under lease its properties and to carry on the business in which it is presently engaged and will be engaged upon consummation of the Loan, and to the extent required by applicable law and as required in order to own and operate the Mortgaged Premises and perform all of its obligations in respect of the Loan Documents.

4.2 Legal Authority. The Borrower has adequate power and authority and has full legal right to enter into each of the Loan Documents to which it is a party, to perform, observe and comply with all of its agreements and obligations under each of such documents, and to make all of the borrowings contemplated by this Agreement. The execution and delivery by the Borrower of each of the Loan Documents to which it is a party, the performance by the Borrower of each and all of its agreements and obligations under each of such documents, and the making by the Borrower of all of the borrowings contemplated by this Agreement, have been duly authorized by all necessary action on the part of the Borrower and do not and will not (i) contravene any provision of its constituent documents (each as from time to time in effect), (ii) conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property of the Borrower under, any agreement, trust deed, indenture, mortgage or other instrument to which it is a party or by which it may be bound or affected (other than mortgages and liens in favor of the Lender), (iii) violate or contravene any provision of any law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official (all as from time to time in effect and applicable to the Borrower), (iv) to Borrower’s knowledge, require any waivers, consents or approvals by any of the creditors of the Borrower which have not been obtained in writing, or (v) require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency under any provision of any applicable law, except those actions which have been taken or will be taken prior to the date of the first advance or in connection with future advances under the Loan.

4.3 Binding Effect. The Borrower has duly executed and delivered each of the Loan Documents to which it is a party and each such document is in full force and effect. The agreements and obligations of the Borrower contained in each of the Loan Documents to which it is a party constitute legal, valid and binding obligations of the Borrower enforceable against it in accordance with their respective terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws, relating to or affecting generally the enforcement of creditors’ rights and except to the extent that the availability of the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.4 Title to Property. The Borrower has good and clear, record, marketable and insurable title to the Mortgaged Premises, subject only to the Permitted Encumbrances.

4.5 Solvency. Borrower is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business and all businesses in which it is about to engage. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents or by completion of the transactions contemplated hereunder or thereunder, and Borrower does not intend to hinder, delay or defraud any Person or to incur indebtedness beyond its ability to repay such indebtedness in accordance with the terms thereof. Borrower is not considering the filing of a petition by it under any state or federal bankruptcy or insolvency laws, or the liquidation of all or a major portion of its property; and Borrower has received no notice of any Person contemplating the filing of any such petition against it.

4.6 Insurance. Borrower has obtained the insurance coverage required pursuant to the Mortgage and has paid all premiums due as of the date hereof with respect to such insurance coverage. Borrower has not received any notices from any insurer or its agents requiring the performance of any work with respect to the Mortgaged Premises or threatening to cancel any policy of insurance, and the Mortgaged Premises complies, and will comply, with the requirements of all insurance carriers.

4.7 Loans. Except for the Loan and any other indebtedness owed to Lender, Borrower is not obligated on any loans or other indebtedness for borrowed money.

4.8 Litigation and Proceedings. No judgments are outstanding against Borrower nor is there now pending or, threatened (in writing), any material litigation, contested claim, or federal, state or municipal governmental proceeding by or against Borrower.

4.9 Compliance with Laws and Regulations. The execution and delivery by Borrower of this Agreement and all of the other Loan Documents and the performance of Borrower’s obligations hereunder and thereunder are not in contravention of any Legal Requirements. Borrower has obtained and shall maintain, through the date hereof, all licenses, authorizations, approvals and permits necessary in connection with the operation of the Mortgaged Premises. Borrower is in compliance with all Laws which the failure to comply with could reasonably be expected to result in a Material Adverse Change. To Borrower’s knowledge, the Mortgaged Premises is in material compliance with all applicable Legal Requirements (as defined in the Hazardous Materials Indemnity Agreement), ordinances, regulations, licenses, approvals or other permits required by any governmental authority having jurisdiction over the Mortgaged Premises or the use thereof and Borrower has received no notice of any outstanding notices of any uncorrected material violations of any such Legal Requirements, ordinances, regulations, licenses, approvals or permits.

4.10 Performance of Liabilities. The Borrower shall pay when due, and promptly, punctually, and faithfully perform each and all of the Liabilities, and the obligations, covenants and conditions to be paid, performed or observed by the Borrower under this Agreement and under the other Loan Documents.

4.11 Leases. As of the date of this Agreement, there are no written Leases in effect at the Mortgaged Premises except as set forth on Schedule 4.11 (collectively, together with such other leases with bona fide third party Tenants as may be entered into, reviewed and approved by Lender from time to time, only to the extent such approval is required in accordance with the terms of this Agreement and the other Loan Documents, the “Approved Leases”). Borrower represents that it has provided Lender with complete copies of all Approved Leases in effect as of the date of this Agreement (including all exhibits and schedules thereto and amendments thereof).

4.12 Anti-Terrorism Laws.

(a) None of Borrower, Guarantor or any other guarantor of any obligation under any or all of the Loan Documents, or their respective constituent owners or affiliates are or will be in violation of any Anti-Terrorism Law.

(b) None of Borrower, Guarantor or any other guarantor of any obligation under any or all of the Loan Documents, or any of their respective constituent owners or affiliates is or will be a Prohibited Person.

(c) None of Borrower, Guarantor or any other guarantor of any obligation under any or all of the Loan Documents, or any of their respective affiliates or any of Borrower’s constituent owners is or will (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose or intent of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) Borrower covenants and agrees to deliver to Lender any certification or other evidence reasonably requested from time to time by Lender confirming Borrower’s compliance with this Section.

(e) Borrower has established reasonable and appropriate policies and procedures designed to prevent and detect money laundering, including processes to meet all applicable anti-money laundering requirements of the USA Patriot Act.

(f) Borrower has identified and will continue to identify, the Persons with which it does business, and will retain all documentation necessary to identify those Persons and their sources of funds.

Borrower will promptly notify Lender in the event that Borrower has reason to believe that any of the representations and warranties in paragraphs (a) through (f) above are no longer correct.

The representations, covenants, and warranties herein are in addition to others made by the Borrower to or with the Lender in any other Loan Documents.

ARTICLE V.

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that so long as any Liabilities remain outstanding, unless otherwise consented to in writing by Lender:

5.1 Performance of Liabilities. The Borrower shall pay when due, and promptly, punctually, and faithfully perform each and all of the Liabilities, and the obligations, covenants and conditions to be paid, performed or observed by the Borrower under this Agreement and under all other Loan Documents.

5.2 Compliance with Laws. The Borrower shall use commercially reasonable efforts to comply with all applicable federal, local and state zoning and building laws and regulations, with other applicable rules and requirements of any state, federal, or municipal governmental agency or board of fire underwriters, and with all agreements, easements and restrictions of record, if any, affecting the management, operation, construction on, and use of the Mortgaged Premises and shall pay all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it which, if unpaid, could become a lien or charge against the Borrower or the Mortgaged Premises, except to the extent same are being contested by Borrower in good faith by appropriate proceedings.

5.3 Maintain Records. The Borrower shall keep and maintain adequate books of account and other documents and records concerning the Mortgaged Premises and the receipt and disbursement of proceeds of the Loan, and shall permit the Lender, upon request, at any time or times during normal business hours of the Borrower, upon at least five (5) day advance notice, to have access to, and to inspect, examine, copy and audit, and shall permit the Lender, at any time or times during usual business hours upon advance notice, subject to rights of tenants under a lease, to enter upon the Mortgaged Premises for the purposes of inspecting the same; and shall furnish the Lender with such other information as the Lender may reasonably request for the purposes of determining compliance by the Borrower with this Agreement, any other Loan Documents and any or all agreements, easements and restrictions of record, if any. The Lender’s rights hereunder may be exercised without advance notice and at the cost and expense of Borrower after an Event of Default.

5.4 No Change of Ownership. The Borrower will not cause, permit, or suffer any change in any legal, membership, or beneficial interest (“Ownership Interests”) in the Borrower or Borrower’s manager without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, so long as no Event of Default has occurred, each of the following shall be permitted, without Lender’s prior written consent, but with prior notice: (i) Ownership Interests in Borrower or its sole member, Venture, may be assigned or transferred, provided the Joss Member continues to indirectly control the Borrower as the managing member of Venture, (ii) less than twenty-five percent (25%) of the direct or indirect Ownership Interests in Borrower or Venture may be assigned or transferred, and/or (iii) the Joss Member may be removed as managing member of Venture resulting in a change in control of Borrower, provided that such removal is pursuant to the terms of both the operating agreement of the Venture and the Lender Consent Agreement. Upon any change in Borrower’s membership or management, Borrower shall submit to Lender a new Beneficial Ownership Certificate on the Lender’s form, which includes any updates or changes to the current form on file with the Lender. The Beneficial Ownership Certificate form submitted by the Borrower must be an accurate representation as of such date of all individuals who own at least twenty-five percent (25%) of the ownership interests in the Borrower, and the name of the individual who is then responsible for controlling, managing or directing the Borrower. In addition, Borrower shall provide any other information reasonably required by Lender to comply with “know your customer” or other applicable guidelines.

5.5 No Property Transfer. Except for the Permitted Encumbrances or as provided in Section 5.4, the Borrower shall not (directly or indirectly, whether voluntarily or involuntarily, by operation of law or otherwise) sell, grant, transfer, assign, alienate, pledge, lease, mortgage or encumber the Premises or the Collateral, or any portion thereof, without the prior written consent of Lender, not be unreasonably withheld, conditioned or delayed.

5.6 Conduct of Business. Borrower shall maintain its limited liability company existence, and Borrower shall maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, contracts, and other rights necessary to the profitable conduct of its business, continue in, its present business in the ordinary course and in accordance with all applicable laws, except for such laws the violation of which would not, in the aggregate, result in a Material Adverse Change. Borrower shall not permit to occur any default under any mortgage or other lien that encumbers any real property leased or owned by it. Borrower shall at all times maintain, preserve and protect all trade names, trademarks, copyrights and patents and all other property used or useful in the conduct of its business and keep all tangible property in good repair, working order and condition, ordinary wear and tear excepted. Borrower shall pay and discharge all of Borrower’s obligations and liabilities as and when the same may become due and payable, excepting such obligations and liabilities that are contested in good faith and by appropriate proceedings.

5.7 Leases. The Borrower shall not enter into any written lease for any space over 12,500 square feet (“Major Leases”) without Lender’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Therefore, any lease, including any renewal, termination or amendment thereof, as to tenants occupying under 12,500 square feet shall automatically be deemed an Approved Lease. Except for a default (beyond applicable notice and cure periods) of the tenant thereunder, no Major Lease shall be terminated or amended to reduce rentals or the lease term without Lender’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, in the event that Lender fails to respond to a Borrower request for consent to a Major Lease within ten (10) business days of receipt of such request, Lender shall be deemed to have consented to such Major Lease.

5.8 Distributions. Except as may otherwise be provided in the Lender Consent Agreement and except for Permitted Distributions, the Borrower may not pay dividends or distributions either in cash or kind on any class of its equity except upon written consent from Lender; provided, however that, Lender’s consent shall not be required if there is then no Event of Default and such dividend or distribution will not cause an Event of Default.

5.9 Property Maintenance. The Borrower shall keep all properties, including the Mortgage Premises, useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements so that such properties will be fully and efficiently preserved and maintained.

5.10 Insurance. Borrower shall maintain the insurance coverage required pursuant to the Mortgage and pay all premiums when due with respect to such insurance coverage.

5.11 Other Actions. Within ten (10) days following the occurrence of an Event of Default, the Borrower agrees to provide to the Lender a written statement of the actions which the Borrower has taken or intends to take to cure such default. The Borrower shall not indirectly do or cause to be done any act which, if done directly by the Borrower, would breach any covenant contained in this Agreement.

5.12 Financial Information. The Borrower shall furnish or cause to be furnished to the Lender, the following:

(a) Due on or before March 31st of each year, in a form and substance reasonably satisfactory to Lender, management prepared balance sheet and income and expense statement for Borrower for the prior calendar year;

(b) Borrower shall furnish, within the later of (i) October 15th of each year or (ii) fifteen (15) days after filing, but not later than fifteen (15) days after the last day such return may be filed pursuant to lawful extension, copies of Borrower’s signed federal tax return and all schedules for the preceding fiscal year (as filed), which must be prepared by a certified public accountant reasonably acceptable to the Lender. Lender hereby approves Anchin, Block & Anchin LLP as an accountant hereunder;

(c) Borrower shall cause Guarantor to furnish to Lender, on or before March 31st of each year, a personal financial statement, with a statement of real estate operations in which Guarantor is a manager, owner, director, principal or fiduciary, and signed federal tax return, including all schedules thereto for the preceding fiscal year (as filed), in each case prepared by a certified public accountant reasonably acceptable to the Lender;

(d) Borrower shall furnish, not later than March 31 of each year, a certified rent roll for the Mortgaged Premises, identifying the respective tenants, monthly rent, and other payments required of the respective tenants, the expiration date of the leases, and such other information as Lender may require; and

(e) Such other information concerning the Borrower or Guarantor as the Lender may reasonably request from time to time.

The failure of the Borrower or Guarantor to timely provide the required materials set forth above shall, after delivery of notice by Lender thereof and Borrower or Guarantor’s failure to provide within fifteen (15) days of receipt of such notice, at the election of Lender, constitute an Event of Default hereunder.

5.13 Establishment and Funding of Sweep Account. On or before April 19, 2026, Borrower shall establish with lender a deposit account (the “Sweep Account”) to be maintained and disbursed in accordance with the provisions of the Loan Agreement and the Pledge Agreement – Sweep Account. Commencing on April 19, 2026 and on the same day each month thereafter until the Maturity Date, Borrower shall deposit into the Sweep Account all Excess Cash Flow for such month and such funds shall be held in accordance with the Pledge Agreement – Sweep Account and disbursed at Lender’s discretion pursuant to the terms hereof and thereof.

ARTICLE VI.

NEGATIVE COVENANTS

Borrower covenants and agrees that so long as any Liabilities remain outstanding, unless otherwise consented to in writing by Lender:

6.1 No Additional Debt. Borrower will not create, incur, assume or permit to exist any Indebtedness other than this Loan and any Indebtedness incurred in the ordinary course of business. “Indebtedness” means the following, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several: (i) all obligations for borrowed money (including recourse and other obligations to repurchase accounts or chattel paper under factoring, receivables purchase or similar financing arrangement or for the deferred purchase price of property or services); (ii) all obligations in respect of surety bonds and letters of credit; (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all capital lease obligations; (v) all obligations or liabilities of others secured by a lien on any asset of Borrower, whether or not such obligation or liability is assumed; (vi) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices); and (vii) all guaranties of the obligations of another Person.

6.2 Liens. The Borrower shall not permit or suffer the recording, or other establishment of (i) any notice of contract or mechanic’s lien relating to the Mortgaged Premises; (ii) any federal, state or municipal tax lien, other than for amounts not yet due and payable; or (iii) any other security interest, lien, attachment or encumbrance on the Mortgaged Premises or other Collateral, the membership interests of Borrower, any materials, fixtures or other items stored or to be stored thereon or therein, or any personal property used or to be used in connection with the operation thereof, other than the Permitted Encumbrances.

6.3 Consolidation, Mergers or Acquisitions. Except as otherwise expressly permitted hereunder or under the Lender Consent Agreement, Borrower shall not cause, without Lender’s prior written consent, permit, participate in or suffer to occur, any of the following: (a) merge with or consolidate with any other Person; (b) make any substantial change in the nature of Borrower’s business as conducted as of date hereof; (c) make any material change in the existing executive management personnel of Borrower without Lender’s written consent, such consent not to be unreasonably withheld, conditioned or delayed; (d) liquidate or dissolve Borrower’s business; (e) become a member or partner in a joint venture, partnership or limited liability company; (f) acquire all or substantially all of the assets of any other Person (or any division, business unit or line of business of any other entity), or acquire any assets outside the ordinary course of Borrower’s business and as permitted under Section 5.6; (g) sell, lease, transfer or otherwise dispose of any of Borrower’s assets, except for in the ordinary course of its business, (h) create or acquire any subsidiary; (i) enter into any other transaction outside the ordinary course of business (including any sale and leaseback transaction); (j) liquidate, wind up, or dissolve itself or suspend or cease operation of a substantial portion of its business, or (k) issue or sell or enter into any agreement or arrangement for the issuance or sale of any of Borrower’s membership interests.

6.4 Affiliate Transactions. Except for that certain Property Management Agreement of even date herewith, which agreement is hereby approved by Lender, Borrower will not directly or indirectly enter into, or permit to exist, any material transaction with any affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, and are on fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) so long as it has been approved by Borrower’s members and/or managers in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and directors of Borrower in the ordinary course of business and consistent with industry practice.

ARTICLE VII.

EVENTS OF DEFAULT: RIGHTS UPON DEFAULT

7.1 Event of Default. The occurrence of any of the following, beyond any applicable grace or cure period, shall constitute an event of default hereunder (herein, the “Event(s) of Default”):

(a) any warranty, representation or statement made or furnished to the Lender by the Borrower in connection with this Agreement or the indebtedness evidenced by the Notes, proving to have been knowingly incorrect, knowingly misleading or false in any material respect when made or furnished;

(b) failure by the Borrower to make any payment due pursuant to the Notes or the other Loan Documents, within ten (10) days of the date upon which said payment is due;

(c) a non-monetary default or Event of Default continuing after the expiration of a thirty (30) day grace period under any Loan Document (unless another grace or cure period is provided for therein); provided, however, that if such non-monetary default is susceptible to cure but cannot reasonably be cured within such 30-day period, and Borrower shall have commenced to cure such default within such 30-day period and thereafter diligently proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower to cure such default, provided that such time period shall not to exceed sixty (60) days in the aggregate;

(d) death or legal incapacity of an individual Guarantor; provided, that Borrower may cure such default by providing a substitute or replacement for such individual Guarantor approved by Lender in its sole discretion within sixty (60) days after the occurrence of any such default;

(e) dissolution, merger, consolidation, termination of existence, suspension or discontinuance of business, insolvency, business failure or inability to pay debts as they mature of or by the Borrower or any Guarantor or endorser of the Notes;

(f) issuance of any injunction or restraining order with respect to any material aspect of the business of the Borrower, or levy on or attachment of any funds or other property, real or personal, of the Borrower, if, such injunction, restraining order, levy or attachment would reasonably be expected to have a Material Adverse Change and in each case, the same is not dismissed, discharged, released, satisfied or vacated within a period of sixty (60) days from the date of such occurrence, or if same is not bonded over or cash collateral is not posted for said obligation within sixty (60) days thereof;

(g) entry of any final judgment or order against the Borrower for the payment of money, and is not satisfied or enforcement proceedings are not stayed within thirty (30) days, or if, within thirty (30) days after the expiration of any such stay, the judgment or order is not bonded, dismissed, discharged, or satisfied;

(h) commencement by the Borrower of a voluntary proceeding, or an involuntary proceeding against the Borrower, which is not dismissed within sixty (60) days of the date of filing thereof, seeking relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law, seeking appointment of a receiver, trustee, custodian or similar official, for the undersigned or any property or assets of the undersigned;

(i) any event described in items (f), (g), or (h) above, with respect to any guarantor of the Notes or of the indebtedness evidenced hereby;

(j) termination, revocation or discontinuance of the Guaranty, other than with the consent of the Lender except following satisfaction thereof;

(k) the sale, transfer, assignment, or other disposition of any of the legal or beneficial ownership interests of the Borrower except as permitted under Section 5.4 or Section 5.5 or reasonably approved by Lender in writing;

(l) the sale, transfer, assignment, encumbrance, pledge, junior lien, mortgage or other disposition or grant of any interest in all or any portion of the Collateral, except for the Permitted Encumbrances;

(m) failure by the Borrower to maintain property and liability insurance coverages as required by the provisions of the Mortgage, for which there shall be no cure period, and failure by Borrower to maintain all other insurance as required by the provisions of the Mortgage which is not cured within ten (10) days of notice from Lender; or

(n) the occurrence beyond any applicable cure periods of any default or event of default in connection with any other obligations of the Borrower or of any Guarantor to the Lender or under any document executed in connection therewith.

Further, the occurrence of any Event of Default shall also constitute, without further notice or demand, an Event of Default under all other Loan Documents or instruments and agreements between the Lender and the Borrower made or given in connection with the Loan or the Mortgaged Premises, whether now existing or hereafter arising.

7.2 Suspension of Disbursement Provisions. Upon the occurrence of an Event of Default under Section 7.1 hereof, the Lender may, at its option, refuse to disburse any undisbursed proceeds of funds held in the Reserve Account, the Sweep Account or any funds available for advance under the Loan B Note.

7.3 Rights upon Default. Upon the occurrence of any of the aforesaid Events of Default, the Lender, may (i) declare all outstanding indebtedness with respect to the Loan and/or any and all Liabilities to be immediately due and payable, without demand or notice, (ii) exercise the rights of the Lender upon default hereunder, and (iii) exercise the rights of the Lender upon default under any other Loan Documents, including, without limitation, the Notes and the Mortgage. In addition to the foregoing, and not in limitation thereof, whether or not the Lender institutes foreclosure proceedings pursuant to the Mortgage, the Lender shall be entitled to recover all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements, incurred by the Lender in connection therewith.

7.4 Right to Take Possession. In addition to all other rights and remedies available to the Lender hereunder and under applicable law, the Lender may, at any time or times after the occurrence of any Event of Default, take possession of the Mortgaged Premises and all materials, fixtures, tools, appliances and other items thereon or therein belonging to the Borrower, which may be occupied or used by the Lender without payment of any rental or fee therefor. The Borrower will pay to the Lender, within thirty (30) days of demand, all reasonable sums expended by the Lender for such occupation regardless of whether the total amount of the sums so expended, together with all other advances made by the Lender hereunder, exceeds the face amount of the Notes.

7.5 No Obligation of Lender to Complete Improvements. In the event that the Lender exercises the right to take possession of the Mortgaged Premises under this Article 7, the Lender shall not be obligated to commence or continue any construction or other work thereon if the same has not been completed and without affecting the validity of the Mortgage and any other security given by the Borrower to the Lender.

7.6 Watchman. Upon an Event of Default the Lender shall have the right, at the Borrower’s expense, to employ and pay the wages of a watchman to guard the Mortgaged Premises if deemed appropriate by the Lender to preserve and protect the Mortgaged Premises.

ARTICLE VIII.

RELEASE OF CASUALTY OR TAKING PROCEEDS

8.1 The Borrower shall promptly notify the Lender of any loss or damage from casualty at the Mortgaged Premises and of any notices or other written communications received by Borrower with respect to any pending condemnation or eminent domain taking of the Mortgaged Premises, or any part thereof. All such losses with respect to a casualty or condemnation or eminent domain damages or awards, or payments, in lieu thereof, shall be adjusted and paid in accordance with the terms and provisions of the Mortgage.

ARTICLE IX.

MISCELLANEOUS

9.1 Waiver or Delay. The rights, remedies, powers, privileges, and discretions of the Lender hereunder shall be cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No delay or omission by the Lender in exercising or enforcing any of the rights and remedies of the Lender shall constitute a waiver thereof. No waiver by the Lender of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the rights or remedies of the Lender and no other agreement or transaction of whatever nature entered into between the Lender and the Borrower at any time, either express or implied, shall preclude the further exercise of the rights and remedies of the Lender unless such agreement is in writing signed by the Lender and expressly precludes such further exercise. No failure by the Lender to exercise any of the respective rights and remedies of the Lender on any one occasion shall be deemed a waiver on any subsequent occasion. All of the rights and remedies of the Lender hereunder and all of the rights, remedies, powers, privileges, and discretions of the Lender under the other Loan Documents are cumulative, and not alternative or exclusive, and may be exercised by the Lender at such time or times and in such order or preference as the Lender in its sole discretion may determine. With respect to this Loan Agreement and any other Loan Document, Lender is under no obligation to accept a cure of, or waive, any Event of Default under any of the Loan Documents, but in the event the Lender does accept a cure of, or waives, an Event of Default, a written statement from the Lender acknowledging said cure or waiver shall be deemed conclusive as to said Event of Default and Borrower and Lender will be restored to their respective rights and obligations as though said Event of Default had not occurred. Said written statement shall not affect the Lender’s rights under the Loan Documents as to any other Event of Default.

9.2 Amendments. No modification, amendment, or waiver of any provision of this Agreement, or of any provisions of any other agreement between the Borrower and the Lender, shall be effective unless executed in writing by the party to be charged with such modification, amendment, or waiver, and if such party be the Lender, then by a duly authorized officer thereof.

9.3 Successors to the Borrower. This Agreement shall be binding upon the Borrower and the Borrower’s successors and assigns, and shall inure to the benefit of the Lender and its successors and assigns. Except as set forth in Section 5.4 of this Agreement, nothing set forth herein or in any other Loan Document shall permit the assignment by the Borrower of this Agreement or any other Loan Document.

9.4 Approval of Counsel to Lender. All certificates, agreements, instruments, documents or other papers to be furnished by the Borrower to the Lender under this Agreement or relating to or connected with the Loan or any undertaking contemplated hereby, shall, at the request of the Lender, be subject to the reasonable approval as to form and content by counsel for the Lender with respect to all transactions under this Agreement.

9.5 Responsibility of Lender. The Lender shall not be liable for any loss sustained by the Borrower resulting from any action, omission, or failure to act by the Lender with respect to the exercise or enforcement of its rights under this Agreement or any other Loan Documents or its relationship with the Borrower unless such loss is caused by the gross negligence, willful misconduct or actual bad faith of the Lender. This Agreement and the exercise by the Lender of its rights hereunder shall not operate to place any responsibility upon the Lender for the construction, control, care, management, or repair of the Mortgaged Premises, nor shall it operate to place any responsibility upon the Lender to complete any construction or other work on the Mortgaged Premises, or make the Lender responsible or liable for any waste committed on the Mortgaged Premises, any damages or defective condition of the Mortgaged Premises, or any negligence in the construction, management, upkeep, repair or control of the Mortgaged Premises unless caused by the gross negligence, willful misconduct or actual bad faith of the Lender. Borrower shall indemnify, defend, and hold the Lender harmless against any claim brought or threatened against the Lender on account of the Lender’s relationship with the Borrower or guarantor of Borrower’s obligations and shall pay all costs and expenses, including, without limitation, attorneys’ reasonable fees and expenses in connection with the protection or enforcement of any of the Lender’s rights against the Borrower or guarantor and against any collateral given the Lender to secure the Liabilities or any other liabilities of the Borrower and guarantor to the Lender (whether or not suit is instituted by or against the Lender). Notwithstanding the foregoing, said indemnification shall not apply to claims or losses resulting from the gross negligence, willful misconduct or actual bad faith of the Lender, nor shall it apply to any claim successfully asserted against Lender by Borrower.

9.6 Payment of Costs. The Borrower shall pay within thirty (30) days of written demand all reasonable costs and all expenses of the Lender including title insurance premiums and costs, recording fees, survey and appraisal costs (subject to Section 9.16 below), and reasonable attorneys’ fees and disbursements, which the Lender may incur in connection with negotiation and consummation of the transactions contemplated hereby, and/or for post-closing disbursements, title updates, title insurance endorsements, or document reviews, any future amendments thereto, the collection of the Liabilities or the protection or enforcement of any of the rights of the Lender against the Borrower, or the performance of any of the obligations of the Borrower hereunder, provided however that Borrower shall not be obligated for any such costs incurred by Lender as a result of the gross negligence, willful misconduct or actual bad faith of the Lender nor to any costs incurred by Lender in connection with any claim successfully asserted against Lender by Borrower. The Borrower authorizes the Lender to pay all such expenses and the Borrower shall reimburse the Lender therefor upon demand.

9.7 Consent. The Borrower may take any action herein prohibited or may omit to perform any act required to be performed by it, only if the Borrower shall obtain the prior written consent by a duly authorized officer of the Lender for each such action or omission.

9.8 Assignment; Participation. The Lender may participate with other lenders and/or may transfer and assign all or a portion of the Loan and its rights under this Agreement and under any other agreements and instruments referred to herein, provided that any assignee or transferee agrees to be bound by the terms and conditions of this Agreement and the other Loan Documents and such assignee or transferee provides notice thereof to Borrower.

9.9 Severability. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, and enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement. The parties hereto agree that they will negotiate in good faith to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

9.10 Notices. All notices, demands and other communications made in respect of this Loan Agreement shall be made and deemed given (i) on the date of hand delivery, if hand delivered, (ii) on the date three (3) business days after mailing by certified or registered mail, return receipt requested or (iii) on the date one (1) business days after sending if delivered by overnight delivery service (for which a delivery receipt is issued), to the following addresses (each of which may be changed upon seven (7) days written notice to all others given in accordance with this Loan Agreement):

If to the Lender:	Rockland Trust Company
100 Front Street, 7th Floor
Worcester, MA 01608
Attention: Shawn Moeller, Vice President

With a copy to:	Rockland Trust Company
288 Union Street
Rockland, MA 02370
Attention: Senior Commercial Real Estate Lender

With a copy to:	Rachel E.D. Churchill, Esquire
McCarter & English, LLP
265 Franklin Street
Boston, Massachusetts 02110

If to the Borrower:	55 Walkers Brook Drive Owner LLC
c/o JOSS Realty Partners B LLC
650 Fifth Avenue, Suite 2400
New York, New York 10019

With a copies to:	Kris Ferranti, Esquire
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019-6131

Effective as of June 1, 2024, the address for Clifford Chance US LLP shall be updated to the following:

Kris Ferranti, Esquire
Clifford Chance US LLP
Two Manhattan West,
375 9th Avenue,
New York, New York 10001

9.11 Advances. All amounts which the Lender may advance under this Agreement shall be a Liability. All such Liabilities shall be repayable, with interest at the rate charged the Borrower by the Lender under the Notes. No payment under this Agreement shall be conclusive evidence of the performance of its terms by the Borrower in whole or in part.

9.12 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement between the Borrower and the Lender with respect to the Loan, and the Borrower hereby acknowledges and agrees that the Borrower is not relying upon, or executing this Agreement or any of the Loan Documents based on any representations by, or agreement with the Lender (or any of its employees or agents) or any terms or conditions which are not expressly set forth in this Agreement or the other Loan Documents.

9.13 Jury Waiver. EACH OF THE BORROWER AND THE LENDER KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, ACTION OR PROCEEDING WHICH ARISES OUT OF, OR IS IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE NOTES, MORTGAGE OR OTHER SECURITY DOCUMENTS, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THE LOAN OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. EACH OF THE BORROWER AND THE LENDER HEREBY CERTIFIES THAT NO REPRESENTATIVE, EMPLOYEE, AGENT OR COUNSEL OF THE OTHER PARTY HAS REPRESENTED, WHETHER EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT IN THE EVENT OF SUCH LITIGATION, ACTION OR PROCEEDING, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO A TRIAL BY JURY.

9.14 Governing Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the Commonwealth of Massachusetts. THE BORROWER AND LENDER SUBMIT TO THE JURISDICTION OF THE COURTS OF SAID COMMONWEALTH (AND THE FEDERAL COURTS SITUATED THEREIN) FOR ALL PURPOSES WITH RESPECT TO THIS AGREEMENT AND THE PARTIES’ RELATIONSHIP AS BORROWER AND LENDER AND AGREE THAT ANY LEGAL PROCESS ISSUING FROM SUCH COURT AND DELIVERED TO IT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH 9.10 HEREOF SHALL BE SUFFICIENT TO SUBJECT BORROWER AND LENDER TO THE PERSONAL JURISDICTION OF ANY SUCH COURT.

9.15 Disclaimer of Relationship. The Borrower acknowledges that nothing in this Agreement or in any other Loan Document, nor any act of the Lender, the Borrower or any other person or entity shall be deemed or construed by any person or entity to create any partnership, joint venture or other relationship between or among the Borrower and the Lender other than a debtor-secured creditor relationship. Upon repayment to the Lender of all Liabilities owing thereto, the Lender shall have no further obligations hereunder.

9.16 Appraisal. The Lender reserves the right to require updated Appraisals at any time; provided, however that, the cost of any updated Appraisal shall only be borne by Borrower upon the occurrence of an Event of Default.

9.17 Right of Inspection. The Lender shall have the right to enter upon and inspect the Premises at all reasonable times upon reasonable advance notice to the Borrower but no more frequently than annually, absent the occurrence of an Event of Default. Any such inspections by Lender shall be conducted in a manner that does not interfere with the operations at the Mortgaged Premises. Further, promptly upon the reasonable request of the Lender, Borrower shall provide the Lender with an environmental site assessment report or an update of any existing report, all in scope, form and content and performed by such company as may be reasonably satisfactory to the Lender. In the event the Borrower shall fail to timely provide such report, the Lender shall have the right to enter upon the Premises to conduct testing and perform other assessment activities as it reasonably deems appropriate.

9.18 Confidentiality. The Lender agrees to use commercially reasonable efforts to preserve the confidential nature of financial information obtained pursuant to the requirements of this Agreement or any other Loan Document; provided, that the foregoing shall not apply to (i) disclosures required of Lender pursuant to any applicable law, or order of any governmental authority, (ii) any information delivered pursuant to the reporting requirements of federal or state securities laws and regulations, (iii) disclosures made to any prospective purchaser or participant in the Loan or any affiliate of Lender, provided that Lender obtains an agreement from such party to keep said information confidential, (iv) any disclosures made in connection with the enforcement of any of the Loan Documents or any litigation therewith, or (v) disclosures of information that is publicly available other than as a result of a disclosure by the Lender.

9.19 Amendment and Restatement. This Agreement constitutes an amendment and restatement, but not an extinguishment, of the Original Agreement. Nothing herein shall be construed to constitute satisfaction of the outstanding obligations under the Original Agreement, provided however, upon execution and delivery of this Agreement, such obligations shall be enforceable in accordance with this Agreement dates as of the date hereof and not the Original Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

WITNESS the execution of this Amended and Restated Loan Agreement under seal the day and year first above written.

BORROWER:

55 WALKERS BROOK DRIVE OWNER LLC

By:	/s/ Lawrence Botel
Name:	Lawrence Botel
Title:	Authorized Signatory

LENDER:

ROCKLAND TRUST COMPANY

By:	/s/ Michael J. Crawford
Name:	Michael J Crawford
Title:	Senior Vice President